As filed with the Securities and Exchange Commission on June 14, 2023

Registration No. 333-127681

Registration No. 333-182845

Registration No. 333-196836

Registration No. 333-225183

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-127681

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182845

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-196836

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-225183

UNDER

THE SECURITIES ACT OF 1933

RUTH’S HOSPITALITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	72-1060618
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1030 W. Canton Avenue, Ste. 100 Winter Park, FL	32789
(Address of Principal Executive Offices)	(Zip Code)

Ruth’s Chris Steak House, Inc. 2005 Long-Term Equity Incentive Plan

Ruth’s Chris Steak House, Inc. 2000 Stock Option Plan

Ruth’s Hospitality Group, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan

Ruth’s Hospitality Group, Inc. 2018 Omnibus Incentive Plan

(Full title of the plans)

Marcy N. Lynch

Senior Vice President, General Counsel and Corporate Secretary

Ruth’s Hospitality Group, Inc.

1030 W. Canton Avenue, Suite 100

Winter Park, FL 32789

(407) 333-7440

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Gary E. Thompson

Steven M. Haas

Hunton Andrews Kurth

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, VA 23219

Telephone: (804) 788-8787

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) previously filed by Ruth’s Hospitality Group, Inc., a Delaware corporation (the “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration Statement on Form S-8 (File No. 333-127681), originally filed with the SEC on August 19, 2005, pertaining to the registration of 3,574,721 shares of Common Stock, par value $0.01 per share, of the Registrant issuable pursuant to the Ruth’s Chris Steak House, Inc. 2005 Long-Term Equity Incentive Plan and the Ruth’s Chris Steak House, Inc. 2000 Stock Option Plan.

•

Registration Statement on Form S-8 (File No. 333-182845), originally filed with the SEC on July 25, 2012, pertaining to the registration of 1,500,000 shares of Common Stock, par value $0.01 per share, of the Registrant issuable pursuant to the Ruth’s Chris Steak House, Inc. 2005 Long-Term Equity Incentive Plan.

•

Registration Statement on Form S-8 (File No. 333-196836), originally filed with the SEC on June 17, 2014, pertaining to the registration of 2,000,000 shares of Common Stock, par value $0.01 per share, of the Registrant issuable pursuant to the Ruth’s Hospitality Group, Inc. Amended and Restated 2005 Long-Term Equity Incentive Plan.

•

Registration Statement on Form S-8 (File No. 333-225183), originally filed with the SEC on May 24, 2018, pertaining to the registration of 2,500,000 shares of Common Stock, par value $0.01 per share, of the Registrant issuable pursuant to the Ruth’s Hospitality Group, Inc. 2018 Omnibus Incentive Plan.

On June 14, 2023, pursuant to the terms of the Agreement and Plan of Merger, dated as of May 2, 2023, by and among the Registrant, Darden Restaurants, Inc., a Florida corporation (“Parent”), and Ruby Acquisition Corporation, a Delaware corporation and indirect wholly owned subsidiary of Parent (“Purchaser”), Purchaser was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger as the surviving entity. As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with the undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Registrant hereby removes from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities, and the Registrant hereby terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winter Park, State of Florida, on June 14, 2023.

RUTH’S HOSPITALITY GROUP, INC.

By:	/s/ Marcy Norwood Lynch
Name:	Marcy Norwood Lynch
Title:	Senior Vice President, General Counsel
and Corporate Secretary

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.